CONSENT OF INDEPENDENT ACCOUNTANTS

 We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 25, 1999 except Note 16 which is as of February 10, 1999 relating to the financial statements, which appears in the 1998 Annual Report to Shareholders of Ivex Packaging Corporation, which is incorporated by reference in Ivex Packaging Corporation's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated January 25, 1999 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.



 /S/ PRICEWATERHOUSECOOPERS LLP
 PricewaterhouseCoopers LLP
 Chicago, Illinois
 February 22, 2000